Exhibit 16

KABANI & COMPANY, INC.
Certified Public Accountants
6033 West Century Blvd., Suite 810, Los Angeles, CA 90045

Phone (310) 694-3590
Fax (310) 410-0371
www.kabanico.com

April 9, 2008

Office of the Chief Accountant
SECPS Letter File
Mail Stop 9-5
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re: KingThomason Group, Inc.

File No. 333-60880

We have read the statements that we understand KingThomason Group, Inc. will include under Item 9 of the Form 10-K for the fiscal year ended December 31, 2007, it will file regarding the change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 9.

Very truly yours,

                                                              /s/ Kabani & Company, Inc.